UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2018

CERUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21937	68-0262011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 Stanwell Drive Concord, California		94520
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (925) 288-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On September 5, 2018, the Board of Directors (the “Board”) of Cerus Corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Timothy L. Moore to the Board, effective immediately. Mr. Moore will serve in the class of directors whose term of office expires at the Company’s 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Moore currently serves as executive vice president, technical operations for Kite, a Gilead Company.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy, adopted by the Board on March 2, 2018 (the “Director Policy”), as a non-employee member of the Board, Mr. Moore is entitled to receive an annual cash retainer in the amount of $40,000 for his service as a Board member, paid in quarterly installments and pro-rated based on the number of days Mr. Moore will serve on the Board. In addition to the cash retainer, Mr. Moore will be reimbursed for reasonable expenses incurred in attending meetings of the Board. As a non-employee director, Mr. Moore is not entitled to perquisites or retirement benefits.

In connection with his election, Mr. Moore received an initial stock option grant under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and pursuant to the Director Policy for the number of shares of the Company’s common stock equal to (i) $93,750, divided by (ii) the Black-Scholes value of a stock option share, determined using the average daily closing sales price per share of the Company’s common stock for the thirty (30) market trading days immediately prior to the grant date (the “Average 30-Day Price”), with the resulting number rounded down to the nearest whole share, with such stock option vesting in thirty-six (36) equal monthly installments following the date of grant, subject to Mr. Moore’s continued service on the Board. Mr. Moore also received a restricted stock unit award (“RSU”) for the number of shares of the Company’s common stock equal to (i) $93,750, divided by (ii) the Average 30-Day Price, with the resulting number rounded down to the nearest whole share, with such RSU vesting in three (3) annual installments following the date of grant, also subject to Mr. Moore’s continued service on the Board.

Mr. Moore will automatically receive pursuant to the Director Policy an option to purchase the number of shares of the Company’s common stock equal to (i) $62,500, divided by (ii) the Black-Scholes value of a stock option share, determined using the Average 30-Day Price, with the resulting number rounded down to the nearest whole share (the “Annual Option”), and an RSU for the number of shares of the Company’s common stock equal to (x) $62,500, divided by (y) the Average 30-Day Price, with the resulting number rounded down to the nearest whole share (the “Annual RSU”), on the date of each annual meeting of the stockholders of the Company if he has been a member of the Board for at least twelve (12) months prior to the date of the applicable annual meeting and is serving as a non-employee director as of such date. The Annual Option will vest in twelve equal monthly installments beginning one month from the date of grant, with full vesting to occur on the earlier of one year from the grant date, or the trading day immediately prior to date of the next annual meeting. The Annual RSU will vest 100% upon the earlier of one year from the grant date, or the trading day immediately prior to date of the next annual meeting. Annual equity grants under the Director Policy are non-discretionary. All options granted pursuant to the Director Policy have a term of ten years, have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and are subject to the terms of the 2008 Plan. In the event of a “change in control” of the Company, as defined by the 2008 Plan, all outstanding equity held by Mr. Moore will become fully vested immediately prior to such change in control event, subject to Mr. Moore’s “continuous service,” as defined by the 2008 Plan, to the Company at such time.

In connection with Mr. Moore’s election to the Board, he and the Company will enter into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Mr. Moore, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Moore as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

A copy of the press release announcing the appointment of Mr. Moore to the Board is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits.

The following exhibit is furnished with this report:

99.1	Press release, dated September 6, 2018, entitled “Cerus Appoints Timothy L. Moore to Board of Directors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: September 6, 2018	By:	/s/ Chrystal Menard
Chrystal Menard
Chief Legal Officer and General Counsel

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